CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report incorporated by reference herein dated May 29, 2008 on the financial statements of the Giant 5 Funds, comprising the Giant 5 Total Investment System and the Giant 5 Total Index System, dated as of March 31, 2008 and for the periods indicated therein and to all references to our firm included in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to the Giant 5 Funds’s Registration Statement on Form N-1A.

Cohen Fund Audit Services, Ltd.
Westlake, Ohio
July 8, 2008